Exhibit 4.1
SECRETARY
NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
LEAFBUYER
TECHNOLOGIES, INC.
AUTHORIZED COMMON STOCK: 150,000,000 SHARES
PAR VALUE: $0.001
Shares of Leafbuyer Technologies, Inc. Common Stock
CEO
CUSIP NO. 52177H 10 0
LEAFBUYER TECHNOLOGIES, INC.
NEVADA
Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490